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                                                                                                       -------------------------
 FORM 4                                                                                                      OMB APPROVAL
                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION                -------------------------
[ ] Check this box if no longer                     WASHINGTON D.C. 20549                              OMB Number: 3235-0104
    subject to Section 16. Form                                                                        Expires: September 30, 1998
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                Estimated average burden
    continue. See Instruction 1(b).                                                                    hours per response....0.5
                                                                                                       -------------------------

                   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
                 Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*|  2. Issuer name and Ticker or Trading Symbol     |  6. Relationship of Reporting Person(s)
                                        |  Universal Automotive Industries, Inc.           |      to Issuer (Check all applicable)
 Scott,        Arvin                    |  (CHX - UVS; Nasdaq Small Cap - UVSL)            |     __X__ Director   __X__ 10% Owner
-------------------------------------------------------------------------------------------|     __X__ Officer (give title below)
(Last)        (First)       (Middle)    |  3. I.R.S.              |  4. Statement for       |     _____ Other (specify below)
                                        |     Identification      |     Month/Year          |  President and Chief Executive Officer
5415 North Sheridan Road, #2111         |     Number of Reporting |        12/98            |  -------------------------------------
----------------------------------------|     Person, if an       |-------------------------|---------------------------------------
               (Street)                 |     entity (voluntary)  |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                        |                         |     Date of Original    |   (Check Applicable Line)
                                        |                         |     (Month/Year)        | _X_ Form filed by One Reporting Person
                                        |                         |                         | ___ Form filed by More than One
Chicago           IL              60640 |                         |         1/99            |     Reporting Person
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(City)          (State)           (Zip) |      Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security                    |2. Transaction| 3. Transaction| 4. Securities Acquired(A)| 5. Amount of|6. Owner |7. Nature
   (Instr. 3)                           |   Date       |   Code        |   or Disposed of (D)     | Securities  |   -ship | of
                                        |   (Month/Day/|   (Instr. 8)  |   (Instr. 3, 4 and 5)    | Beneficially| Form:   | Indirect
                                        |   Year)      |               |                          | Owned at End| Direct  | Bene-
                                        |              | --------------|--------------------------| of Month    | (D) or  | ficial
                                        |              |       |       | Amount | (A)  |  Price   | (Instr. 3   | Indirect| Owner-
                                        |              |  Code | V     |        |  or  |          |   and 4)    | (I)     | ship
                                        |              |       |       |        | (D)  |          |             |(Instr.4)|(Instr.4)
----------------------------------------|--------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock, par value $0.01 per share |  12/14/98    |   S   |       | 6,250  |  D   |  $.10    | 1,141,550   |   D     |
----------------------------------------|--------------|-------|-------|--------|------|----------|-------------|---------|---------
Stock Purchase Warrant                  |              |       |       |        |      |          |     2,000   |   D     |
----------------------------------------|--------------|-------|-------|--------|------|----------|-------------|---------|---------
                                        |              |       |       |        |      |          |             |         |
----------------------------------------|--------------|-------|-------|--------|------|----------|-------------|---------|---------
                                        |              |       |       |        |      |          |             |         |
----------------------------------------|--------------|-------|-------|--------|------|----------|-------------|---------|---------
                                        |              |       |       |        |      |          |             |         |
----------------------------------------|--------------|-------|-------|--------|------|----------|-------------|---------|---------
                                        |              |       |       |        |      |          |             |         |
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*Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
 *If the form is filed by more than one reporting person, see Instruction 5(b)(v).
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |   (Month/|  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   Day/   |            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Year)  |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |          |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date    |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-   |tion    |  Title | Number of |
                        |             |          |  Code | V  | (A)    |(D)      |cisable |Date    |        | Shares    |
                        |             |          |       |    |        |         |        |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|--------|--------|--------|-----------|-----------
Option to Purchase      |             |          |       |    |        |         |        |        |Common  |           |
Common Stock            |   $5,000    |  9/1/96  |  p(1) | V  | 25,000 |         |12/31/96|9/1/07  | Stock  |  25,000   |
------------------------|-------------|----------|-------|----|--------|---------|--------|--------|--------|-----------|-----------
                        |             |          |       |    |        |         |        |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|--------|--------|--------|-----------|-----------
                        |             |          |       |    |        |         |        |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|--------|--------|--------|-----------|-----------
                        |             |          |       |    |        |         |        |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|--------|--------|--------|-----------|-----------
                        |             |          |       |    |        |         |        |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|--------|--------|--------|-----------|-----------
                        |             |          |       |    |        |         |        |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|--------|--------|--------|-----------|-----------
                        |             |          |       |    |        |         |        |        |        |           |
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
9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
                  |                        |
------------------|------------------------|------------------------------
   25,000         |        D               |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
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Explanation of Responses:

(1) The Company granted Reporting Person an option to purchase up to 25,000 shares of the Company's Common Stock at $5.00 per share pursuant to the Company's Share Option Plan dated October 13, 1994. This option may be exercised (i) as to 5,000 shares, any time after 12/31/96, and (ii) for additional 5,000 share amounts any time after two, three, four and five years from the time of grant
(9/1/96)

**  Intentional misstatements or omissions of facts constitute           /s/ Arvin Scott                           01/22/99
    Federal Criminal Violations.                                        ----------------------------------     -----------------
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)                            **Signature of Reporting Person               Date

Note: File three copies of this Form, one of which must be manually signed.  If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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